Exhibit 21.1



                          List of Subsidiaries



Quest Energy Service, Inc., a Kansas corporation wholly owned by Quest Resource Corporation

Ponderosa Gas Pipeline Company, Inc., a Kansas corporation wholly owned by Quest Resource Corporation

Quest Oil & Gas Corporation, a Kansas corporation wholly owned by Quest Resource Corporation